Exhibit 99.1

         Temecula Valley Bank Announces the Opening of Their
        Ninth Full Service Office in Solana Beach, California

    TEMECULA, Calif.--(BUSINESS WIRE)--Aug. 8, 2006--Temecula Valley Bank, the principal subsidiary of Temecula Valley Bancorp Inc. (Nasdaq:TMCV), today announced the opening of its ninth full service office in California. The new office, located at 985 Lomas Santa Fe Drive, Suite D in Solana Beach, will provide current and new Temecula Valley Bank customers in North San Diego County convenient access to the Bank's full line of business and personal financial products and services. The office is conveniently located on Lomas Santa Fe Drive, east of Interstate 5 freeway. Office hours are 9 a.m.-5 p.m., Monday through Thursday, and Friday from 9 a.m.-6 p.m. With over 35 years of commercial banking experience, Don Schempp, Executive Vice President and North County Regional Manager, will oversee the activities of the new Solana Beach office as well as continuing his oversight responsibilities at the Bank's Carlsbad office. Paula Jerrils, Vice President, Operations Manager, and Erin D. Brosch, Assistant Vice President, Customer Service Manager, will manage the new Solana Beach team.
    "The opening of the Solana Beach office allows us to expand the delivery of our unique style of relationship banking to customers in the growth market of Coastal North County," said Stephen H. Wacknitz, President/CEO/Chairman of the Board. "Our goal is to provide excellent customer service, competitive products and solid relationship banking for many years to come," added Mr. Schempp.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad and Solana Beach. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the locally owned and operated Bank has multiple SBA loan production offices across the United States and has funded over a billion dollars in SBA loans in 33 states in the last five years. The Bank's website is at www.temvalbank.com. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with Securities and Exchange Commission by Temecula Valley Bancorp Inc.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940